Exhibit 99

      Home Federal Bancorp Announces New Chief Financial Officer

    COLUMBUS, Ind.--(BUSINESS WIRE)--May 10, 2005--Home Federal Bancorp (the "Company") (NASDAQ:HOMF), the holding company of HomeFederal Bank of Columbus, Indiana (the "Bank"), today announced that Mark Gorski accepted the position of Executive Vice President/Chief Financial Officer. Mark brings a wealth of knowledge and experience to Home Federal, including over 19 years in the financial services industry.
    Mark served five years as the CFO for Fifth Third Bank's Central Indiana affiliate. During this period, the bank showed substantial asset growth, from $1 billion to $4.5 billion. For the past two years, Mark has held the position of Sr. Vice President/Director of Private Client Services. In this capacity, he has been responsible for directing business development and client service delivery for private banking, personal trust, and advisory services.
    Prior to his employment with Fifth Third, Mark worked for eleven years at Crowe Chizek, a regional accounting and consulting firm, where he served as Senior Manager. He worked exclusively in the financial institutions practice, providing audit, tax, and business consulting services to community banks and savings banks in the Midwest.
    Mark is a graduate of Western Michigan University where he earned his BS in Accounting. He is also a member of the AICPA and Indiana CPA Society.
    Mark will begin his employment with Home Federal on June 6, 2005. "Mark's extensive experience, working as a consultant to financial institutions, providing corporate leadership in his role as CFO, and as Director of Private Client Services will make him a valuable asset to Home Federal," said John K. Keach, Jr., Chairman and CEO. "We look forward to having him as a member of our management team."
    As previously announced, Lawrence E. Welker, who has served as Home Federal's Chief Financial Officer for the past 25 years will begin his retirement on July 1, 2005.

    CONTACT: Home Federal Bancorp
             John K. Keach, Jr., 812-373-7816